Exhibit 99.1

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	800-255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

For Immediate Release

Ameren Announces Third Quarter 2010 Results

•	Core 2010 EPS Guidance Range Raised to $2.60 to $2.80 from $2.50 to $2.80; GAAP 2010 Guidance $0.44 to $0.64 per Share
•	Core Third Quarter 2010 EPS of $1.40, $0.24 Higher Than Year-Ago Period
•	Non-cash Goodwill and Other Asset Impairment Charges Resulted in GAAP Third Quarter 2010 Loss of $0.70 per Share vs. Year-Ago Income of $1.04 per Share

ST. LOUIS, MO., Oct. 29, 2010—Ameren Corporation (NYSE: AEE) today announced a third quarter 2010 net loss in accordance with generally accepted accounting principles (GAAP) of $167 million, or 70 cents per share, compared to third quarter 2009 GAAP net income of $227 million, or $1.04 per share. Excluding certain items in each year discussed below, Ameren recorded third quarter 2010 core (non-GAAP) net income of $333 million, or $1.40 per share, compared to third quarter 2009 core (non-GAAP) net income of $255 million, or $1.16 per share.

Factors favorably affecting third quarter 2010 results, compared to third quarter 2009 results, included higher electricity sales, which benefited from warmer summer weather, and new utility rates. An offsetting factor was reduced merchant generation margins, as a result of lower realized power prices and higher fuel and related transportation costs. An increased number of average common shares outstanding in 2010 also reduced per share results on a comparative basis.

“Third quarter core earnings were strong, reflecting increased electricity sales and continued disciplined cost management at each of our businesses,” said Thomas R. Voss, chairman, president and chief executive officer of Ameren Corporation. “In addition, our operating performance was solid with good generating plant availability in the quarter and year-to-date safety statistics that remain on a positive trend. As a result, we now expect 2010 core earnings to be in the range of $2.60 to $2.80 per share, an increase from our prior guidance range of $2.50 to $2.80 per share.”

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Kilowatthour (KWh) sales of electricity to native load utility customers increased 16% in the third quarter of 2010, compared to KWh sales in the third quarter of 2009. The higher KWh sales reflected warmer summer weather, a recovering economy and the return to full capacity, in March 2010, of a large customer’s aluminum smelter plant. KWh sales to industrial customers rose 18%. Excluding KWh sales to the smelter plant, industrial KWh sales increased 10%. KWh sales to residential customers rose 28%, and KWh sales to commercial customers rose 11%.

The following items were excluded from third quarter 2010 and third quarter 2009 core (non-GAAP) earnings, as applicable:

•

Non-cash goodwill and other asset impairment charges related to our merchant generation business, which reduced net income by $522 million in the third quarter of 2010. These charges reflected a decline in the value of this business, principally as a result of sustained lower power prices, as well as the potential enactment of more stringent environmental regulations. These charges included all of the goodwill formerly assigned to the merchant generation segment and did not have an impact on the company’s liquidity position;

•

Net unrealized mark-to-market activity, primarily related to non-qualified power and fuel hedges, which increased net income by $22 million in the third quarter of 2010 and decreased net income by $11 million in the third quarter of 2009; and

•

Net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reached in 2007, which reduced net income by $4 million in the third quarter of 2009.

Net income in accordance with GAAP for the nine months ended Sept. 30, 2010, was $87 million, or 37 cents per share, compared to $533 million, or $2.48 per share, for the comparable period in 2009. Excluding certain items in each year, Ameren recorded nine-month 2010 core (non-GAAP) net income of $601 million, or $2.53 per share, compared to nine-month 2009 core (non-GAAP) net income of $530 million, or $2.46 per share. A reconciliation of GAAP to core (non-GAAP) earnings per share follows:

	Third Quarter		Nine Months
	2010	2009	2010	2009
GAAP earnings per share	$(0.70)	$1.04	$0.37	$2.48
Illinois electric rate relief settlement, net	-	0.02	-	0.06
Employee separation and other charges	-	0.06	-	0.06
Deferred tax impact of new federal healthcare laws	-	-	0.06	-
Goodwill and other asset impairment charges	2.19	-	2.19	-
Net unrealized mark-to-market activity	(0.09)	0.04	(0.09)	(0.14)
Core (non-GAAP) earnings per share	$1.40	$1.16	$2.53	$2.46

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2010 Earnings Guidance

Ameren raised its guidance for 2010 core (non-GAAP) earnings to reflect year-to-date results. Core (non-GAAP) earnings for 2010 are now expected to be in the range of $2.60 to $2.80 per share, compared to the prior range of $2.50 to $2.80 per share. GAAP earnings for 2010 are now expected to be in the range of 44 cents to 64 cents per share, compared to the prior range of $2.50 to $2.80 per share. The reduced GAAP earnings guidance primarily reflects the non-cash goodwill and other asset impairment charges recorded in the third quarter of 2010. The 2010 core (non-GAAP) earnings guidance excludes a $0.06 per share charge related to the deferred tax impact of new federal healthcare laws and a $2.19 per share charge related to goodwill and other asset impairments associated with the merchant generation business. Any net unrealized mark-to-market gains or losses in the fourth quarter of 2010 will impact GAAP earnings but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.

Ameren expects its business segments to provide the following contributions to 2010 core (non-GAAP) earnings per share:

Missouri and Illinois Regulated	$2.25 - $2.35
Merchant Generation	0.35 - 0.45

2010 Core Earnings Guidance Range	$2.60 - $2.80

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Ameren’s earnings guidance for 2010 assumes normal weather for the fourth quarter of the year and is subject to the effects of, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Earnings

Core (non-GAAP) earnings for Ameren Missouri, the company’s Missouri regulated operations, were $221 million in the third quarter of 2010, compared to $145 million in the third quarter of 2009. The improvement in core (non-GAAP) earnings was primarily due to a 12% increase in electricity sales to native load customers, as a result of warmer summer weather, a recovering economy and the return to full capacity in, March 2010, of the segment’s largest customer, the Noranda Aluminum smelter plant. New electric rates, effective June 21, 2010, and higher capitalization of financing costs for construction projects also contributed to the earnings improvement. The impact of these positive factors was reduced by higher plant operations and maintenance expenses, among other items. GAAP earnings were $223 million in the third quarter of 2010 versus $141 million in the third quarter of 2009. The GAAP earnings comparison was impacted by the factors mentioned above and by employee separation and other charges in the third quarter of 2009.

Ameren Illinois Earnings

Core (non-GAAP) earnings for Ameren Illinois, the company’s Illinois regulated operations, were $89 million in the third quarter of 2010, compared to $62 million in the third quarter of 2009. The improvement in core (non-GAAP) earnings was primarily due to a 19% increase in electricity sales as a result of warmer summer weather and a recovering economy. Adjustments to energy delivery rates, effective in Oct. 2009 (the phased portion of AmerenIP’s 2008 rate adjustment) and May 2010, also contributed to the earnings improvement. The impact of these positive factors was reduced by higher financing costs and higher taxes other than income taxes, among other items. GAAP earnings were $89 million in the third quarter of 2010 versus $59 million in the third quarter of 2009. The GAAP earnings comparison was impacted by the factors mentioned above and by charges related to the Illinois electric settlement agreement reached in 2007 and by employee separation and other charges, all recorded in the third quarter of 2009.

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Merchant Generation Earnings

Core (non-GAAP) earnings for the merchant generation operations were $34 million in the third quarter of 2010, compared to $62 million in the third quarter of 2009. The decline in core (non-GAAP) earnings was principally due to lower realized power prices and higher fuel and related transportation costs. In addition, depreciation expense increased, reflecting environmental control equipment placed in service in late 2009 and early 2010. The impact of these factors was mitigated by reduced operations and maintenance expenses. GAAP losses were $470 million in the third quarter of 2010 versus GAAP earnings of $37 million in the third quarter of 2009. The GAAP earnings comparison was impacted by the factors mentioned above and by the previously discussed non-cash goodwill and other asset impairment charges in the third quarter of 2010. These charges were mitigated by a gain in the third quarter of 2010, compared to a loss in the third quarter of 2009, from net unrealized mark-to-market activity. The GAAP earnings comparison was also impacted by employee separation and other charges, as well as a charge related to the Illinois electric settlement agreement reached in 2007, all recorded in the third quarter of 2009.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Friday, Oct. 29, to discuss third quarter 2010 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q3 2010 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s Web site. This presentation will be posted in the “Investors” section of the Web site under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from Oct. 29 through Nov. 5, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 359132.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: the earnings impact of the 2007 settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, employee separation and other charges, a charge for the deferred tax impact of new federal healthcare laws, charges for goodwill and other asset impairments, and net unrealized mark-to-market gains or losses. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-Looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the SEC could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Missouri’s pending electric and natural gas rate proceedings and the rehearings or appeals related to AmerenCIPS’, AmerenCILCO’s, and AmerenIP’s 2010 rate order and to Ameren Missouri’s 2009 and 2008 electric rate orders, and future rate proceedings or legislative actions that seek to limit or reverse rate increases;

•	the effects of, or changes to, the Illinois power procurement process;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;

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•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make the Ameren companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;
•	our assessment of our liquidity;
•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	the impact of weather conditions and other natural phenomena on us and our customers;
•	the impact of system outages;
•	generation, transmission and distribution asset construction, installation and performance;
•	the recovery of costs associated with Ameren Missouri’s Taum Sauk pumped-storage hydroelectric plant incident and investment for a second unit at its Callaway nuclear plant;
•	impairments of long-lived assets, intangible assets, or goodwill;
•	operation of Ameren Missouri’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;
•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, other emissions, and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating facilities, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism, or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

#     #     #

With assets of $24 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric generating plants strategically located in our Midwest market, with a generating capacity of more than 16,900 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and nearly 1 million natural gas customers in a 64,000-square-mile area. Our mission is to meet their energy needs in a safe, reliable, efficient and environmentally responsible manner. For more information, visit Ameren.com.

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	4,207	3,392	11,382	10,134
Commercial	4,238	3,932	11,524	11,026
Industrial	2,307	1,862	6,505	5,222
Other	133	497	1,317	1,119

Native load subtotal	10,885	9,683	30,728	27,501
Off-system sales	2,120	2,718	5,638	9,019

Subtotal	13,005	12,401	36,366	36,520

Ameren Illinois
Residential
Power supply and delivery service	3,609	2,731	9,632	8,325
Commercial
Power supply and delivery service	1,140	1,246	3,437	4,041
Delivery service only	2,428	1,884	6,088	4,935
Industrial
Power supply and delivery service	396	121	1,047	360
Delivery service only	2,928	2,804	8,457	7,989
Other	138	122	407	400

Native load subtotal	10,639	8,908	29,068	26,050

Merchant Generation
Non-affiliate energy sales	9,013	7,277	23,331	18,990
Affiliate native energy sales	(10)	602	949	2,909

Subtotal	9,003	7,879	24,280	21,899

Eliminate affiliate sales	10	(602)	(949)	(2,909)
Eliminate Illinois Regulated/Merchant Generation common customers	(1,362)	(1,394)	(3,765)	(4,055)

Ameren Total	31,295	27,192	85,000	77,505

Electric Revenues (in millions):
Ameren Missouri
Residential	$434	$311	$958	$781
Commercial	352	293	795	704
Industrial	135	104	310	247
Other	37	30	119	86

Native load subtotal	958	738	2,182	1,818
Off-system sales	82	78	202	302

Subtotal	$1,040	$816	$2,384	$2,120

Ameren Illinois
Residential
Power supply and delivery service	$378	$271	$993	$838
Commercial
Power supply and delivery service	127	141	344	416
Delivery service only	48	32	108	75
Industrial
Power supply and delivery service	24	7	53	15
Delivery service only	9	9	28	26
Other	34	68	58	135

Native load subtotal	$620	$528	$1,584	$1,505

Merchant Generation
Non-affiliate energy sales	$444	$369	$1,107	$995
Affiliate native energy sales	44	90	176	309
Other	26	(25)	44	2

Subtotal	$514	$434	$1,327	$1,306

Eliminate affiliate revenues	(52)	(99)	(200)	(342)

Ameren Total	$2,122	$1,679	$5,095	$4,589

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Electric Generation - megawatthours (in millions):
Ameren Missouri	12.9	12.3	36.1	36.3
Merchant Generation
Ameren Energy Generating Company (Genco)*	5.9	5.1	16.6	15.4
AmerenEnergy Resources Generating Company (AERG)	1.9	1.9	5.7	4.9
AmerenEnergy Medina Valley Cogen, L.L.C.	-	-	0.1	0.1

Subtotal	7.8	7.0	22.4	20.4

Ameren Total	20.7	19.3	58.5	56.7

Fuel Cost per kilowatthour (cents)
Ameren Missouri	1.631	1.412	1.558	1.374
Merchant Generation	2.405	2.050	2.298	2.005

Gas Sales - decatherms (in thousands)
Ameren Missouri	934	829	8,151	7,712
Ameren Illinois	5,958	6,327	61,249	60,498
Other	161	43	560	3,300

Ameren Total	7,053	7,199	69,960	71,510

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$223	$141	$363	$244
Ameren Illinois	89	59	168	99
Merchant Generation	(470)	37	(428)	205
Other	(9)	(10)	(16)	(15)

Ameren Total	$(167)	$227	$87	$533

		September 30, 2010		December 31, 2009
Common Stock:
Shares outstanding (in millions)		239.7		237.4
Book value per share		$32.34		$33.08

Capitalization Ratios:
Common equity		51.4%		50.3%
Preferred stock		1.3%		1.3%
Debt, net of cash		47.3%		48.4%

*	Effective January 1, 2010, Genco acquired an 80% ownership interest in Electric Energy, Inc. (EEI) from an Ameren subsidiary as a result of an internal reorganization. All periods presented reflect the combined generation of Genco and EEI.

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME (LOSS)

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating Revenues:
Electric	$2,122	$1,679	$5,095	$4,589
Gas	132	136	779	826

Total operating revenues	2,254	1,815	5,874	5,415

Operating Expenses:
Fuel	394	306	973	867
Purchased power	376	256	915	708
Gas purchased for resale	51	57	467	523
Other operations and maintenance	444	422	1,306	1,294
Goodwill and other impairment losses	589	-	589	-
Depreciation and amortization	194	185	571	541
Taxes other than income taxes	117	104	335	311

Total operating expenses	2,165	1,330	5,156	4,244

Operating Income	89	485	718	1,171

Other Income and Expenses:
Miscellaneous income	24	16	70	49
Miscellaneous expense	10	3	19	14

Total other income	14	13	51	35

Interest Charges	130	134	377	376

Income (Loss) Before Income Taxes	(27)	364	392	830

Income Taxes	137	135	295	288

Net Income (Loss)	(164)	229	97	542

Less: Net Income Attributable to Noncontrolling Interests	3	2	10	9

Net Income (Loss) Attributable to Ameren Corporation	$(167)	$227	$87	$533

Earnings (Loss) per Common Share - Basic and Diluted	$(0.70)	$1.04	$0.37	$2.48

Average Common Shares Outstanding	239.3	218.2	238.4	214.9

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$608	$622
Accounts receivable - trade, net	496	424
Unbilled revenue	313	367
Miscellaneous accounts and notes receivable	395	318
Materials and supplies	746	782
Mark-to-market derivative assets	153	121
Current regulatory assets	313	110
Other current assets	96	98

Total current assets	3,120	2,842

Property and Plant, Net	17,655	17,610
Investments and Other Assets:
Nuclear decommissioning trust fund	315	293
Goodwill	411	831
Intangible assets	9	129
Regulatory assets	1,422	1,430
Other assets	699	655

Total investments and other assets	2,856	3,338

TOTAL ASSETS	$23,631	$23,790

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$354	$204
Short-term debt	125	20
Accounts and wages payable	414	694
Taxes accrued	153	54
Interest accrued	174	110
Customer deposits	99	101
Mark-to-market derivative liabilities	188	109
Current accumulated deferred income taxes, net	107	38
Other current liabilities	300	381

Total current liabilities	1,914	1,711

Credit Facility Borrowings	400	830
Long-term Debt, Net	6,859	7,113
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,941	2,554
Accumulated deferred investment tax credits	90	94
Regulatory liabilities	1,373	1,345
Asset retirement obligations	448	429
Pension and other postretirement benefits	1,076	1,165
Other deferred credits and liabilities	621	489

Total deferred credits and other liabilities	6,549	6,076

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,496	5,412
Retained earnings	2,266	2,455
Accumulated other comprehensive loss	(10)	(13)

Total Ameren Corporation stockholders’ equity	7,754	7,856
Noncontrolling Interests	155	204

Total equity	7,909	8,060

TOTAL LIABILITIES AND EQUITY	$23,631	$23,790

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2010	2009

Cash Flows From Operating Activities:
Net income	$97	$542
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill and other impairment losses	589	-
Net mark-to-market gain on derivatives	(27)	(26)
Depreciation and amortization	588	557
Amortization of nuclear fuel	36	40
Amortization of debt issuance costs and premium/discounts	19	16
Deferred income taxes and investment tax credits, net	409	301
Other	(23)	5
Changes in assets and liabilities:
Receivables	(152)	174
Materials and supplies	39	(11)
Accounts and wages payable	(170)	(241)
Taxes accrued	99	81
Assets, other	(111)	(50)
Liabilities, other	90	124
Pension and other postretirement benefits	(12)	30
Counterparty collateral, net	(24)	44
Taum Sauk insurance recoveries, net of costs	57	110

Net cash provided by operating activities	1,504	1,696

Cash Flows From Investing Activities:
Capital expenditures	(746)	(1,295)
Nuclear fuel expenditures	(35)	(47)
Purchases of securities - nuclear decommissioning trust fund	(207)	(315)
Sales of securities - nuclear decommissioning trust fund	195	315
Purchases of emission allowances	-	(4)
Proceeds from sale of property interests	18	-
Other	(1)	1

Net cash used in investing activities	(776)	(1,345)

Cash Flows From Financing Activities:
Dividends on common stock	(276)	(247)
Capital issuance costs	(15)	(64)
Dividends paid to noncontrolling interest holders	(7)	(19)
Short-term and credit facility borrowings, net	(325)	(739)
Redemptions, repurchases, and maturities:
Long-term debt	(106)	(250)
Preferred stock	(52)	-
Issuances:
Common stock	60	617
Long-term debt	-	772
Generator advances for construction received (refunded), net	(21)	50

Net cash provided by (used in) financing activities	(742)	120

Net change in cash and cash equivalents	(14)	471
Cash and cash equivalents at beginning of year	622	92

Cash and cash equivalents at end of period	$608	$563